UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2013

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2013, CONSOL Energy Inc. (the “Company”) authorized a form of consulting agreement (“Consulting Agreement”) to be entered into with each of Mr. William J. Lyons, Executive Vice President and Chief Financial Officer, and Mr. Robert F. Pusateri, Executive Vice President – Energy Sales and Transportation Services, in connection with their upcoming retirements.

Immediately following their respective retirements from the Company and effective March 1, 2013, Messrs. Lyons and Pusateri will each be retained by the Company on an independent contractor basis to provide consulting services as needed until December 31, 2013 (the “Consulting Period”). During the Consulting Period, Messrs. Lyons and Pusateri will each report directly to J. Brett Harvey, the Chairman and Chief Executive Officer of the Company.

The Consulting Agreements provide that during the Consulting Period, the Company will make monthly payments in arrears to Mr. Lyons in an amount equal to $47,478 and to Mr. Pusateri in an amount equal to $40,395. Messrs. Lyons and Pusateri will not be entitled to receive any other compensation or benefits from the Company as a result of their providing consulting services.

The Consulting Agreements also provide that each party to the agreement will have the right to terminate the Consulting Agreement for any reason on 30 days prior written notice to the other party, that the Company may terminate the Consulting Agreements immediately for cause, and that the Consulting Agreements will terminate immediately if the consultant party thereto dies or becomes disabled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Executive Vice President and Chief Legal and Corporate Affairs Officer

Dated: February 1, 2013